Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

DYNEGY

Moderator: Bruce Williamson

02-27-07 8:00 am CT

Confirmation #3494511

DYNEGY

Moderator: Bruce Williamson

February 27, 2007

8:00 am CT

Coordinator:	Hello and welcome everyone to the Dynegy Incorporated Fourth Quarter 2006 Results Teleconference. At the request of Dynegy, this conference is being recorded for instant replay purposes.

Please note that all lines are in listen only mode until the question and answer portion of today’s call. At the time, you may press star 1 on your touchtone phone if you do have a question. You will be prompted to record your first and last name and company name for pronunciation purposes.

I’d like to turn the conference over now to Miss Norelle Lundy, Vice President of Investor Public Relations. Ma’am, you may begin.

Norelle Lundy:	Good morning everyone and welcome to Dynegy’s Investor Conference Call and web cast covering the company’s 2006 results.

As is our customary practice before we begin this morning, I would like to remind you that our call will include statements reflecting assumptions, expectations, projections, intentions of belief about future events particularly

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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with respect to our growth strategy, the LS Power transaction and 2007 estimates.

These and other statements not relating strictly to historical or current facts are intended as forward looking statements. Actual results though may vary materially from those expressed or implied in any forward looking statement.

For a description of the factors that may cause such a variance, I would direct you to the forward looking statements legend contained in today’s news release and in our SEC filings which are available free of charge through our web site at dynegy.com.

In connection with the LS Power transaction, Dynegy has filed a final proxy statement/prospectus with the SEC. Investors and security holders are urged to carefully read the important information contained in these materials regarding the proposed transactions.

Investors and security holders can obtain a copy of the proxy statement/prospectus and other documents containing information about Dynegy and LS Power free of charge at the SEC’s web site at sec.gov.

With that, I will now turn it over to our Chairman and CEO, Bruce Williamson.

Bruce Williamson:	Good morning and thank you for joining us. Joining me this morning in Houston are several members of Dynegy’s Management Team, including Steve Furbacher, our President and Chief Operating Officer, Holli Nichols, our Chief Financial Officer, Kevin Blodgett, General Counsel and Head of Administration, Lynn Lednicky, our head of Commercial and Development, Chuck Cook, our Treasurer, Carolyn Stone our Controller, Rich Eimer, our

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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Senior Vice President of Operations and Eric Watts, our Vice President of Commercial Power.

Let’s now turn to the agenda for our call which is highlighted on Slide 3 for those of you who are following along online via the web cast. I’ll begin this morning by providing an overview of our 2006 annual highlights, followed by an update on the status of our previously announced agreement to combine with LS Power. I will then briefly discuss Dynegy’s proposed capital structure following the combination with LS.

Holli will then cover our financial results and provide a business segment financial review. I will then review our updated 2007 cash flow and earnings estimates.

Also, in response to questions from several analysts regarding the impact on our earnings from changes in market clearing heat rates, I will discuss the way to start to think about our sensitivity to heat rate expansion as it would apply to our 2007 estimates.

I will wrap up by sharing a calendar of upcoming events and then our Management Team will join me in answering your questions.

Please turn to Slide 4. In terms of our 2006 performance, our generation business had a very successful year that can be attributed to Steve and his entire team’s execution of our near term commercial strategy and our continued focus on in market availability. Or simply put, being ready to run our assets and serve the market when people need reliable sources of energy.

These commercial and operational achievements resulted in an improved generation EBITDA year over year despite a 16% reduction in sales volume.

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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In terms of safe operations, 2006 was our second best year with 9 out of the 18 plants having no recordable incidents. This demonstrates that our commercial and operational strategies are on the right track in terms of serving the markets and also capturing value for our investors as markets recover.

The company was also on the right track in terms of the work accomplished in 2006 to prepare for our combination with LS Power and future growth opportunities related to the consolidation of the energy sector. Our 2006 results were impacted by liability management activities and asset impairments, while 2005 results benefited from a gain on the sale of Midstream. This was offset by toll settlements and legal charges.

In 2006, we completed a comprehensive liability management plan that resulted in the reduction of debt and other obligations by more than $2.5 billion. As part of this liability management program, we also issued $750 million of unsecured bonds to eliminate restrictive covenants.

And this issuance of unsecured debt demonstrates the confidence the high yield bond market has in the Dynegy team in terms of doing the right thing when managing a capital structure. And I’m very proud of the entire Treasury team for their work across all of the lender relationships, our fixed income investors as well as the rating agencies.

In March, we completed the Rocky Road-West Coast Power Asset exchange and completed the sale of the Rockingham Peaking Facility in November. These opportunistic transactions contributed to the strategic repositioning of our power generation fleet and resulted in approximately $360 million in

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

Confirmation #3494511

combined net sales proceeds from assets with little current earnings or cash flow impact on our shareholders.

In August, we announced a significant agreement with the Illinois EPA that will add to our already significant reductions in SO2, NOx and other emissions while cutting 90% of our mercury emissions in Illinois by 2015. We believe with this agreement, when combined with our Midwest System Consent Decree, we have positioned our PRB fleet well into the future as one of the cleanest operating fleets of coal fired assets in the country.

In September, we successfully participated in the Illinois auction process to supply a portion of Ameren’s full requirements load. Bottom line from this contract is that we stand ready to serve the Illinois market with reliable sources of power as we always have.

In October, we agreed to settle the Enron Trade Credit litigation. We continue to pursue potential amounts that are owed to us from an international affiliate of Enron and recently had our claim validated in that party’s UK administrator. And we expect distributions or a monetization of this claim to occur in 2007.

Deleveraging, restoring financial flexibility in our capital structure, settling legacy litigation and staying very focused on our commercial and operational strategies all set the stage for our most significant development of the year. In September, we announced a proposed combination with LS Power, a privately held power plant developer, manager and investor.

This is a transforming event for the company that when consummated will create a new Dynegy with nearly 20,000 megawatts of generating capacity and strong fuel, dispatch and geographic diversity in all of our key regions.

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

Confirmation #3494511

Importantly, the combination enhances the scale and scope of Dynegy by adding more than 70% more productive assets while only increasing our G&A by 14%.

This is quite simply the benefit of consolidation that we have been talking about for several years to investors and they should be striving to see companies achieve this type of benefit.

In addition to the consolidation benefits, the combination with LS delivers opportunities for significant investor value at multiple stages of the investment horizon over the near term, medium term and extending into the long term through a more resilient portfolio and a much stronger free cash flow generation.

Please turn to Slide 5 for an integration update. In terms of completing the transaction, we are continuing to make very strong progress and we remain on track for our closing at the end of the first quarter. I would say that from a culture standpoint and based on the relationships between Dynegy and LS Power, this has been the smoothest integration I’ve seen with each party respecting each other for their skills and capability.

As many of you know, I like to do lists. So in terms of the checked off items of the combination, the Hart-Scott-Rodino waiting period has expired. We presented 2007 combined cash flow and earnings estimates. We’ve received approval from the New York Public Service Commission and the FERC and most recently, our proxy statement/prospectus became effective with the SEC and has been mailed to our shareholders.

Pending items include a special shareholder meeting scheduled for March 29 and then the actual closing of the transaction. The purpose of the special

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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meeting is to seek approval from at least 2/3 of our Class A shares to combine our operating assets and to establish a development joint venture with LS Power. I will touch on the special shareholder meeting and the importance of voting in my closing remarks.

Throughout the integration process, we continue to focus on enhancing the flexibility of the combined entity to pursue growth and shareholder value, minimizing cost structures because in a commodity cyclical business, the low cost provider is usually the winner at the end of the day.

Protecting our credit rating and our credibility with the fixed income market while also setting the stage for future growth and consolidation opportunities. Optimizing the portfolio of the combined entity to harvest trapped capital and ensure that our team is focused on the big ticket markets where we have scale and scope and can grow our business position.

With these four goals in mind, we are working to establish a capital structure that not only works Day 1, but will provide us with the flexibility to pursue future growth and consolidation opportunities for our investors. Please turn to the next slide.

This page reflects the proposed capital structure that we are working to put in place upon the closing of the Dynegy/LS Power combination. On Friday, we will launch a new $1.25 billion bank facility led by our arranging banks, Citibank and JP Morgan with substantial commitments from several other major financial institutions.

This new credit facility will create greater financial flexibility for our continued focus on growing the business as the sector further consolidates. When you compare this capital structure to the original structure that was

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

Confirmation #3494511

presented in September, you will see some notable changes, starting with Dynegy Holdings. We are seeking to increase the size of the revolver from its current capacity of $470 million to an estimated $750 million.

We plan on tapping this bank revolver immediately for $275 million which will then be used to immediately pay off the 9 1/2% junior note to be issued to LS Power as part of the transaction consideration.

Next we are seeking to increase the current term loan funded Synthetic LC Facility from its current $200 million to approximately $500 million. Total amount of capacity under this facility includes the original $200 million plus $185 million to support LS Power needs directly. Approximately $80 million in support of Sithe which will then allow the release of approximately $80 million of currently restricted cash and $35 million for miscellaneous requirements.

Moving to the bottom of the chart, you will see that Sithe Energies and the LS Power portfolio including Plum Point are intended to be held under Dynegy Holdings and secured on a non-recourse basis. This will allow us to create a very streamlined capital structure to simplify our corporate reporting while maintaining flexibility to manage our liquidity needs.

Project financing structures at LS Power are intended to remain in place for the time being but they are also under evaluation and several alternatives to create shareholder value while protecting or even enhancing the credit quality of our bonds are being examined. More detailed breakout of the net $1.9 billion LS Power debt is included in the appendix of this presentation.

As with many of our other financial transactions, the new proposed facility can be credited to our strong working relationships with our banking partners

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

Confirmation #3494511

which demonstrate their belief in Dynegy’s future, where the sector is headed and how they can participate with us as the sector consolidates.

With that, I will turn it over to Holli to discuss our financial results and provide a business segment review.

Holli Nichols:	Thanks Bruce. Turning now to Slide 8 and our financial performance for the quarter, I’d like to cover our income statement, cash flow statement and balance sheet. Before I begin, as is customary at this point in our call, I would highlight that EBITDA and free cash flow are non-GAAP measures.

For Reg G purposes, we have reconciled EBITDA to the GAAP measure of net income and free cash flow to the GAAP measures of cash flow from operations and cash flows from investing activities. We’ve included these reconciliations in the slide presentation accompanying this web cast as well as in the attachments to our earnings news release.

Now turning to results. For full year 2006, we reported a net loss applicable to common shareholders of $342 million or a net loss of 75 cents per diluted share. This compares to a net income applicable to common shareholders of $68 million or 18 cents per diluted share during 2005.

2006 results included several noteworthy items. You’ll see details on this slide. First is a $205 million after tax charge related to our liability management activity. Most notably, the redemption of the high coupon, high covenant second priority notes which is partially funded with lower rate, no covenant securities.

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

Confirmation #3494511

Next is $99 million of after tax impairments relating to our Bluegrass, Calcasieu and Rockingham peaking facilities as we begin to rationalize our asset portfolio.

The year also included $34 million in after tax legal and settlement charges and $29 million in charges relating to previously filed Canadian tax returns offset by $24 million in income primarily related to a disputed receivable that was previously written off, but is now expected to be collected.

For comparison purposes, 2005 results included an after tax gain of almost $780 million related to the sale of the company’s Midstream business. This was partially offset by toll settlements and legal charges.

After considering these items for each period, results for our generation business improved as we were able to realize higher prices in 2006 as compared to 2005. Our free cash flow for 2006 was a positive $164 million. This includes cash outflows from cash operations of $194 million which included the $370 million payment to exit the long term Sterlington tolling arrangement. Additionally, it includes $358 million of cash inflows associated with investing activity which included asset sale proceeds and returns of collateral.

Before we move on, I would highlight that our 2006 cash flow from operations is significantly higher than we previously estimated. The largest component of this increase is due to the fact that we received approximately $80 million in cash payments for 2007 forward sales sooner than previously projected. And we made a $20 million interest payment later than projected. Each of these items crossed over between 2006 and 2007.

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

Confirmation #3494511

I’d like to take a minute to explain how forward sales can impact earnings and cash flow. When Dynegy enters into forward sales, generally earnings are recorded in the period in which the power is delivered, the cash flow is recorded as received. In some instances for example, when sales are made through a clearing house, forward sales positions are marked to market daily which can lead to changes in margin requirements impacting cash flows in the current period.

Specifically in this instance, we received cash in 2006 related to 2007 sales, while we will recognize the earnings impact throughout 2007 as these contracts settle. Due to the change in the timing of cash flows, 2006 cash flows are higher than previously projected and our 2007 cash flow estimate will be decreased by a corresponding $100 million.

Moving on to collateral, at the end of 2006, we had $195 million of collateral posted which is nearly half of what it was at the end of 2005. This reduction is primarily the result of lower commodity prices and the elimination of collateral posted on behalf of West Coast Power.

We ended the year with total debt and lease obligations of approximately $4.1 billion which reflects the fourth quarter repayment of a $150 million term loan following the closing of the Rockingham asset sale.

At the end of 2006, liquidity was almost $880 million, essentially unchanged from the third quarter. This was comprised of $371 million in cash on hand and $507 million in unused availability under our credit facilities.

Please turn to Slide 9 for the financial results of our Midwest segment. Midwest segment EBITDA increased from $355 million in 2005 to $378 million in 2006. As noted in the box in the lower right hand corner of the

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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slide, 2006 includes $110 million pre-tax asset impairment charge related to our Bluegrass gas-fired peaking facility. And 2005, also included pre-tax impairment charges of $29 million.

In addition, when comparing year over year results, in 2005, certain G&A expenditures were allocated to the business segments. Beginning in January 2006, such expenses were reflected in our Other results. For comparison purposes, the Midwest segment results for 2005 included $33 million of allocated G&A.

Looking specifically at Midwest results, EBITDA improved year over year as we were able to realize higher prices in 2006 as compared to 2005. During ‘05, Midwest results were negatively affected by the Ameren contract which expired at the end of ‘06. During certain peak periods in ‘05, Ameren took higher volumes than we expected resulting in a need to purchase power at market prices in order to satisfy our obligations for forward sales previously made to other customers.

In the Midwest region, volumes decreased from 21.9 million megawatt hours in 2005 to 21.5 million megawatt hours during 2006. Various items contributed to this slight decrease including the reduced operation of the Havana coal-fired facility as a result of Consent Decree compliance, a plant outage and lower peaker volumes.

Lastly, 2006 capex was lower than 2005 due to the timing of major maintenance and the fact that our PRB conversions for the Midwest fleet were completed in 2005.

Please turn to Slide 10 for our financial results of the Northeast segment. Our financial results in the Northeast increased from $53 million in EBITDA for

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

Confirmation #3494511

2005 to $88 million in 2006. Part of our year over year improvement relates to certain G&A expenditures now being reflected in our Other results. For comparison purposes, the Northeast segment results for 2005 included $22 million of allocated G&A.

In addition to G&A, even though pricing and volumes were down year over year, our EBITDA increased primarily due to higher prices realized and improved capacity sales at our Independence facility. This was partially offset by lower volume and a fuel oil inventory write down at our Roseton facility.

Please turn to Slide 11 for a review of our South segment. The loss before interest, taxes and depreciation and amortization for the South segment was $34 million during 2006 compared to a loss of $4 million in 2005. Results for 2006 include $45 million in charges for asset impairments related to the Calcasieu and Rockingham peaking facilities, compared to $27 million in impairment charges in 2005.

Here again, I would remind you that corporate G&A expenditures were not allocated in 2006. For comparison purposes, the South segment results for 2005 included $11 million of allocated G&A. In addition to these items, our results decreased from 2005 to 2006 due primarily to lower earnings from equity investments as a result of asset sales completed in early 2006.

Also, net volumes excluding assets that were sold, decreased 9% year over year to 3.3 million megawatt hours primarily due to lower run time at the CoGen Lyondell facility.

Lastly, capex increased in 2006 due to planned environmental projects at our Lyondell facility related to a mission reduction controls to meet regulatory requirements in the Houston area.

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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Let’s now turn to our CRM results on Slide 12. EBITDA for the CRM business in 2006 was $34 million compared to a loss of $640 million in 2005. 2006 results include mark to market earnings on legacy gas, power and emission contracts which were partially offset by legal and settlement charges.

2005 results include the termination of the Sterlington toll and the Independence toll restructuring charge. The 2006 cash outflow of $461 million includes the $370 million payment to exit the Sterlington toll in early 2006, as well as approximately $80 million to satisfy legal settlements.

Please turn to Slide 13. Other reported a loss before interest, taxes and depreciation and amortization of $100 million in 2006, compared to EBITDA of $986 million in 2005. Other’s operating loss in ‘06 primarily consists of general administrative costs of $143 million offset by interest income.

Income in 2005 was primarily driven by the large gain in discontinued operations resulting from our sale of the Midstream business. In addition to these items, year over year 2006 results benefited from higher interest income resulting from higher cash balances and higher interest rates earned on cash deposits.

That completes my run through of our business segment performance and I’ll now turn it back over to Bruce.

Bruce Williamson:	Thanks Holli. Please turn to Slide 15. Let’s now take a look at our updated 2007 estimates beginning with our cash flow estimates. As is customary, we’ve selected a pricing curve a few weeks prior to our call and the estimates discussed today are based on forward prices as of January 30.

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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This price curve did not materially change from the November 1, 2006 price curves provided in our prior estimates. As Holli mentioned, for Reg G purposes, we have reconciled free cash flow to the GAAP measures of cash flow from operations and cash flow from investing activities.

These 2000 estimates still assume the Dynegy/LS Power combination will close at the end of the first quarter 2007. As such, estimates reflect 12 months of contribution from the Dynegy assets and 9 months of contribution from the LS Power portfolio.

Our previous estimates for cash flow from operations have been adjusted simply based on the timing of certain cash receipts and payments. The generation business reflected an $80 million adjustment primarily related to cash that was received in 2006 although it is associated with 2007 forward sales as Holli explained earlier.

In this situation, we entered into forward sales that became in the money to Dynegy which resulted in these counterparties having to post cash to us which increased our 2006 cash flow from operations. In effect, this is a good thing as we are holding the cash for the forward sales in advance of delivery and therefore, earning on the cash even though for accounting purposes, it shifts the reporting period somewhat.

Other has been adjusted by approximately $20 million based on the timing of a 2006 interest payment that Holli covered on the Sithe notes. Because of the weekend timing of the year end holidays, it was paid on January 2, 2007 rather than December 31, 2006. As a reminder, all interest expense will be recorded in the Other segment in 2007.

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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So except for an early receipt of cash and a later payment of interest, our outlook for 2007 has not changed. Your key takeaway is that we still expect to generate cash flow from operations to be greater than $1.1 billion this year.

A final note before turning to our earnings estimates, the 2007 plan currently reflects proceeds from asset sales of $200 million. Based on the execution of our plan to opportunistically rationalize the asset portfolio, this amount could vary depending on the level and timing of potential sales transactions.

Earlier this month, we announced an agreement to sell our Calcasieu peaker in Louisiana to a subsidiary of Entergy for $57 million. We have also identified our Bluegrass and Heard peakers in Kentucky and Georgia respectively as well as the CoGen Lyondell combined cycle facility in Texas as possible sales candidates.

We are currently exploring these possible sales and assets through an auction process being run by JP Morgan. Assuming the CoGen Lyondell facility is part of the package, I would expect the total package proceeds to significantly exceed the $200 million that we are listing here.

Please turn your attention to Slide 16. Here we have our 2007 earnings estimates broken out by segment based on January 30, 2007 quoted forward curves. As you can see, our estimates for 2007 remain unchanged from the original estimates presented in December.

The EBITDA estimate for the combined company’s generation business segments is a range of between $1.1 and $1.2 billion. In addition, we estimate net expenses in the range of $105 to $115 million from Other. This includes G&A costs of approximately $160 million offset by interest income. Overall our 2007 total EBITDA estimate is a range of $1.0 to $1.1 billion.

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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We project GAAP net income applicable to common shareholders in the range of $190 to $255 million, and EPS of 25 to 34 cents per share. Before leaving this slide, please note that once again, these estimates do not include purchase accounting adjustments which will be determined and recorded at the time of closing of the LS Power combination.

In addition, earnings may be more volatile as many of the forward sales commitments associated with the LS Power portfolio are marked to market under GAAP which may create variances between earnings and cash flows in certain periods.

Please turn to Slide 17. We customarily demonstrate the sensitivity of our generation business in our EBITDA estimates to natural gas commodity prices. In the box at the right, you can see that the estimated 2007 average natural gas price based on forward curves as of January 30, is expected to be $7.80 per MMBtu as compared to an average 2006 price of $6.74 and 2007 forward price of $8.05 as of November 1, 2006, when we last presented our earnings estimates.

The larger box on the left of the sliding scale is a view of generation EBITDA ranges at different 12 month average prices for natural gas. The horizontal range reflects the sensitivity of the company’s 2007 generation EBITDA to changes in gas prices. And the vertical range is meant to reflect the potential variability for other assumptions such as fuel oil pricing, O&M expenditures, capacity sales, ancillary services and in-market availability.

Again, for every dollar plus or minus change in the price of natural gas, we would expect to see a change in generation EBITDA of about 4% or approximately $50 million.

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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Given the slight pricing changes of the natural gas since we originally presented our 2007 estimates, you can see that our EBITDA estimates remain unchanged from our previous expectations.

The key takeaway here is that we entered 2007 with more gross margin contracted than we did 2006 which is expecting to result in decreased earnings sensitivities to the change in natural gas prices. However, our merchant volumes will remain sensitive to commodity prices and by employing a near-term strategy around additional forward sales commitments, we will focus on maximizing our operating margins.

Please turn to the next slide. In addition to being sensitive to natural gas pricing, we are also sensitive to the market-implied heat rate. As generation supply and demand tightens either due to short-term, weather-driven demand, or perhaps plant outages in a particular region, or over the longer-term, due to market recovery, the marginal heat rate will go up. Less sufficient facilities will set the marginal price for power, meaning that more efficient plants will benefit from margin expansion and increased economic run-time.

Because of the increased sensitivity in many regions as supply and demand tightens, quite a few analysts have asked for additional data about the combined portfolio sensitivity to changes in market-clearing heat rates. With that in mind, it’s important to note that the entire country will not have a uniform increase or decrease in heat rate; rather, they will change on a regional basis by NERC region or even within a NERC region.

These changes in heat rate will affect plants in various ways. That’s why the portfolio diversity in terms of geography, field type, and dispatch status is so

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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important and we believe our proposed combination with LS Power gives us much added diversity in these economics.

Our coal fleet would be impacted by the margin between the price of power and production costs. Due to our long-term PRB coal and long-term fixed rail contracts, our production costs are relatively fixed on an overall basis; therefore, if heat rates and power prices improve, additional margin from a heat rate expansion would simply drop to the bottom line. When these situations occur, it will be important to have the generation available to capture these opportunities. Hedged facilities or facilities with other contracts therefore would not be as sensitive to changes in heat rates.

Roseton will be sensitive to changes between the price of fuel oil and power and I’ll touch on Roseton’s earning potential in a heat rate expansion in a second.

Gas-fired plants would be impacted by changes in the spark spread value and associated changes in economic run times. Now in order to understand how market-implied heat rates impact power prices, we provided an example on this slide within the ERCOT region. In this example, we assume that the price of natural gas remained constant at $8.05 per MMbtu which is the same price previously used in our natural gas sensitivities.

In the base case, a 10,000 heat rate would imply an $80 on-peak power price. As the market-implied heat rate moves plus or minus 500, the on-peak price of power would therefore move plus or minus about $4, resulting in a range of $76 to $84 per megawatt hour. This $4 movement represents the spark spread value associated with the change in power prices holding the gas price constant.

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Moderator: Bruce Williamson

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For modeling purposes only, I would also like to point out that a higher gas price combined with a higher heat rate or with a heat rate increase will result in a larger spark spread value. As such, if you had an $8 natural gas, times a .5 increase in heat rate, you would get a $4 spark spread improvement, whereas at $10 gas, a .5 increase would result in a $5 spark spread improvement.

The key takeaway here is that as market-implied heat rates change, plants across the dispatch range would be affected in different ways.

With all of that - please turn to Slide 19. With all of this as a backdrop, the sensitivities we are providing today are based on on-peak generation only and are also based on full-year estimates for Dynegy assets and nine months of estimates for LS Power assets beginning April 1, 2007. These sensitivities reflect the hedges or other forward contracts of the Dynegy and LS portfolios for 2007.

I would like to emphasize that these estimates should be only applied to 2007 earnings and the sensitivities exclude any impact from purchase accounting adjustments and are not indicative of longer-term market recoveries due to inclusion of 2007 forward sales or hedges. As in the previous ERCOT example, estimates assume the price of natural gas remaining constant at $8.05 per MMBtu.

I would like to highlight that our estimates do not account for the fact that we entered into 2007, do account for the fact we entered into 2007 with forward sales in place; therefore, these sensitivities are not on a pure unhedged basis.

Now with all of that as a caveat, given how heat rates impact plants in various ways as I explained a few minutes ago, we are showing the sensitivities by coal and fuel oil and gas-fired facilities. For every 500 plus or minus change

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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in market-clearing heat rate, we would expect to see a change in generation EBITDA of a positive $75 to a negative $55 million respectively; and with every 1,500 plus or minus change in market-clearing heat rate, we would expect to see a change in generation EBITDA of a positive $230 million to a negative $170 million respectively for 2007.

These variances are not symmetrical in terms of upside and downside due to several factors such as plants that would come on in a higher heat rate scenario but would simply not run in a lower heat rate scenario. Perhaps one of the best examples of this is the at the money asset at Roseton.

During cold spells, much like we have seen in the Northeast over the past few weeks, Roseton’s financial contribution can be significant as the spark spread value between the power price and fuel oil increases. But when these spreads compress significantly, Roseton may not run. In effect, it is very much like a financial option which is when in the money, makes money; but when out of the money, expires each day at zero.

Let me give you a real world example. Roseton ran last month at high levels for entire days producing approximately 25,000 megawatt hours per day. These megawatts were produced at a net spread of about $40 per megawatt hour, bringing in significant income. Now in fact these were very cold days in the Northeast when the market-clearing prices in the New York ISO went up substantially but it’s one example of the asymmetry of the heat rate expansion potential of the Dynegy fleet going forward because when the weather is mild, Roseton does not go symmetrically negative but instead just shuts down and goes to zero in terms of gross margin.

The combined cycle fleet we are acquiring from LS Power also has an asymmetric heat rate recovery profile as their markets in the Western U.S. and

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Moderator: Bruce Williamson

02-27-07 8:00 am CT

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New England continue to tighten, but for 2007, therefore, these sensitivities, only the unhedged portions, are included.

Finally, the Dynegy gas-fired peakers are also asymmetrical options on heat rate recovery but at higher levels. As heat rates continue to expand, you can expect more peaking units to ramp up in terms of run time, resulting in increased upside potential.

As a final note, our variety of assets and our near-term commercial strategy, I believe, ideally suited to capture the heat rate recovery potential for our shareholders because we are not selling away the future recovery economics by doing long-term hedges off of all of our assets like some of our competitors.

Please turn to the next slide. This slide carries an important message on two levels; first, it demonstrates the present value that has been created for our investors, both equity and fixed income, since we announced the combination with LS. On another level, this slide shows that investors understand the future value that will be created through the proposed combination.

For the past several months, we have discussed the importance of diversification and creating the right mix of assets in our key regions, capturing this value before or maybe as markets recover and heat rates expand, and finally, the value of incumbent assets in regions where the addition of new supply is difficult and significant market recovery may be occurring.

The diversification from the proposed combination with LS Power relates to financial stability, enhanced scale in terms of fuel, dispatch, and geography, with minimal incremental costs. In addition, the combination positions us to

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pursue further growth opportunities in our sector. Through the combination, we will have opportunities for delivering value to all of our investors in the near, medium, and longer term.

As you can see, since our September announcement of the transaction, our stock is up 32% and our unsecured bonds are currently trading above par at approximately 108%, yielding right around 7%. We believe the market perceives this transaction as very favorable obviously, and one that is of importance to the holders of both the equity and the fixed income securities.

So in short, we structured and negotiated a very strong transformational combination and the market has voted in terms of our securities that they agree with us. Now we need all of you to vote through the official ballot in favor of the combination with LS. It is that simple. If you like the present value that’s been created and you like the future value potential this platform can create, vote for the combination and vote now.

Finally, please do not let apathy creep into your proxy process. We need every single vote in favor of the combination because a failure to vote is the same as a vote against the combination and all of the value that we have already created and will create would not be there.

With that, let’s move to the question and answer portion of our presentation. Operator, we’ll take the first call now.

Coordinator:	Thank you. At this time, again, to remind the parties to please press star, 1 on their touchtone phone for any questions.

Our first question comes from Lasan Johong from RBC Capital. Sir, your line is open.

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Lasan Johong:	Good morning. Nice stuff, nice results. A couple questions on your heat rate assumption. You gave us the sensitivity for EBITDA in heat rates but what is the base that you’re moving off plus or minus from?

Bruce Williamson:	That would be off of our 2007 guidance.

Lasan Johong:	Okay. And when heat rates increase that tends to increase capacity payment for obvious reasons. Are you including that increase of capacity payment in your sensitivity?

Bruce Williamson:	I’m going to turn that one to Lynn.

Lynn Lednicky:	No, because in the short run, that doesn’t typically happen. We really looked at this only for 2007 and we tried to create a one variable sensitivity. So the only thing we changed was the relationship between gas prices and power prices.

Bruce Williamson:	Lasan, this is Bruce. I think, you know, this has been a topic that, you know, as you know, has been kind of going around for probably three or four months and we’ve said that we would work on this. I think this is kind of the first iteration is to take people through here is what the sensitivity is and the asymmetry that’s there for 2007. I mean I - you’re the first person to now raise a question on it.

I’m assuming that, you know, this is going to be sort of a continuing dialogue. But the next obvious question is going to be what you’d really like to see an unhedged longer-term power market recovery. Am I guessing correctly?

Lasan Johong:	Yes, you are.

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Bruce Williamson:	Okay. That will be something I think we will be developing over the next, you know, let’s say couple of months at the various investor conferences.

Lasan Johong:	Fair enough. One last question, how far are you hedged into ’07? The last time, you know, you gave us some rough guidance as to how much going into ’07 you guys were hedged. Is there any change in status?

Bruce Williamson:	No. You know, the only guidance we would give there is we can’t - we - as we said when we did the 2007 outlook, we wanted to come into the year around the 50% mark...

Lasan Johong:	Right.

Bruce Williamson:	...you know, the team manages from there opportunistically and if we see - I’m going to protect Eric and not let him answer the question here on an open microphone. If there’s an opportunity to capture value when prices spike up, they will take advantage of that. And that’s their job is to execute and, you know, I think a great example of their success last year was that, you know, you look at the 2006 results and volumes were down and EBITDA was up. So they did an outstanding job.

Lasan Johong:	Great. Thank you. I’ll pass the mike.

Coordinator:	Thank you. Our next question comes from Charles Sharett from UBS. Your line is open.

Charles Sharett:	Hi. Good morning, Bruce and Lynn. I’m looking at the new capital structure. Are you going to be looking to do financing at Dynegy Holdings for, you know, to build assets at LS Power?

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Bruce Williamson:	You know, the financing that we’re going to launch this coming week or this week in New York will be a DHI bank credit facility. So I guess the short answer is yes, that’s where we’re focusing our financing activities. As we said, you know, at this point, the LS project financings are shown as staying in place, although they are under evaluation to see whether there is a good opportunity to, you know, refinance those in some way. But at this point, you should assume that they stay in place.

Charles Sharett:	Okay. Thank you.

Bruce Williamson:	Okay.

Coordinator:	Thank you. Our next question comes from Andy - oops. Thank you. Our next question comes from Brian Russo from Ladenburg Thalmann. Sir, your line is open.

Brian Russo:	Good morning.

Bruce Williamson:	Good morning.

Brian Russo:	Could you just profile the three assets you mentioned earlier that you may consider selling, including Lyondell and the Heard and Bluegrass in terms of maybe contracts or margin contribution?

Bruce Williamson:	Yeah. I guess Lynn, maybe could you give that a summary?

Lynn Lednicky:	Sure. The - we’ll start with the Bluegrass facility, that’s a peaking facility in Kentucky. There are no contracts associated with that and so the margin impact would be strictly as a result of run-time that we may see during peak

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periods which, historically, has been pretty small. So there’s no meaningful ’07 margin contribution from that facility.

The second facility is also a peaking facility; it’s the Heard facility that’s in Georgia. That does have a contract for capacity. The plant is completely sold for 2007. There’s some modest EBITDA contribution from that but it is - it’s in an area where capacity prices are not particularly high. So that’s - there’s not a great deal of contribution from that.

The Lyondell facility, combined cycle facility in ERCOT, some of you may recall that we restructured the main contract there a couple of years ago and we’re expecting the EBITDA contribution for 2007 to be around $40 million from that. And that sells in a variety of contracts, several different products in ERCOT, and also has a significant merchant component selling into the ERCOT daily markets.

Brian Russo:	All right, thank you. My last question is can you quantify that Enron claim that you mentioned earlier in the call?

Bruce Williamson:	Not at this time. I guess I would direct you to our 10-K that we plan to file later today.

Brian Russo:	Okay, thank you.

Bruce Williamson:	Okay.

Coordinator:	Thank you. Our next question comes from Andy Smith with JP Morgan. Sir, your line is open.

Bruce Williamson:	Hi, Andy.

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Andy Smith:	Does that hot - I got caught off there. Hey, a couple questions for you, thanks for the time. The first is in light of, you know, some of the environmental discussion that was obviously all over the tape yesterday and what seems to be a somewhat emboldened environmental lobby, have you guys given any thought to how that may impact the development program you guys have through the JV and LS Power and how you guys are thinking about that?

Bruce Williamson:	Well, I guess a couple of points. First off, I guess I would want everybody to remember that, you know, the combination with LS is LS’ operating assets are all gas-fired. So in many ways, I think you could say that we’re diversifying Dynegy into more environmentally friendly types of generation through the combination with LS.

The second point I would want everybody to remember is we’ve got about 6,000 megawatts of Dynegy gas-fired assets that are there and ready to run when markets want that type of power to serve them; so when either - through environmental initiatives or whatever, those plants are more environmentally friendly and they would be ready to serve.

On the development side, you know, really with the exception of Plum Point which is under construction, it has contracts; there really is nothing that is set in stone with any of the development projects.

We’ve always emphasized that their development business is going to be just that, it’s a business where there will be projects that will come on, there will be projects that will come off, there are wind-powered - there’s a wind-powered development in the development business, there’s a transmission line, there’s gas-fired, there are coal plant developments in there.

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But depending on what, let’s just say, the people in different markets want, you know, LS/Dynegy and the development would be, you know, happy to serve these markets with whatever means of generation they care to see built in their regions.

Andy Smith:	Okay.

Bruce Williamson:	Nothing is set on any of those.

Andy Smith:	Okay, so fair enough. And then on out in the West, we’ve been watching hydro conditions out there and, obviously, there’s still a couple of months left where we could get some more snow pack. It looks like hydro conditions are pretty solid or above average I should say in the very far Pacific Northwest but broadly across the West, hydro is lagging or really snow pack is lagging which could be setting up for a nice summer hydro.

Kind of two questions; one is can you comment a little bit on sort of - for how you guys are starting to think about the summer albeit given that it’s early? And then second is given the contracted portfolio at LS Power out in the West, are you guys fully exposed to that? Sort of can you give me some order of magnitude in terms of where modestly exposed, medium exposed, or significantly exposed?

Bruce Williamson:	Well, the LS portfolio is about - you know, on average, it’s about 74%-75% contracted that came into the year and then, you know, that was as we announced and as they came into the year and Jason’s team continues to work that and be opportunistic around, you know, their look at the market and some more near-term changes.

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Obviously, the snow pack is heavy. I’ve always judged the Western - or the California market, Andy, I think I’ve told you this, I view it that there’s really three things that you have to watch in the West, one is, you know, the depth of the snow pack, the second is, is it warm in around April and does the snow melt before the power is really needed in the West, and the third is how hot is the summer and is there a coincident peak between hot weather in the North and hot weather in the South.

So as of right now, given the snow pack levels in the West, I would say that California has sort of won the first coin toss of the year; the second one will be to watch the weather in April and see if it gets warm and if the snow melts off early; and then we have the heat of the summer.

But, you know, the team would execute, you know, with much like we do with the other assets, execute opportunistically around the near-term events. But we do come into the year with LS about 74 – call it three-quarters hedged for the year, so pretty well protected from an economic standpoint.

Andy Smith:	Okay, great. Thanks, guys.

Bruce Williamson:	Okay.

Coordinator:	Thank you. Again, to remind the parties if they do have questions, please press star, 1 on your touchtone phone; again, that is star, 1.

Our next question comes from Ryan Watson from Stanfield Capital. Sir, your line is open.

Ryan Watson:	Hi, thanks.

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Bruce Williamson:	Hi.

Ryan Watson:	On your capex guidance for the year, what portion of that would you attribute to coal and what portion of that would you attribute to the other plants? And I guess I’m just trying to - kind of net out each component of your capex guidance by plant type.

Steve Furbacher:	Okay. Well, I think I’m going to have to - because I’m probably going to have to come back and get some numbers on the maintenance breakout. But the way to think about that in terms of coal is the Consent Decree, $90 million we plan to spend during the year for the Consent Decree activity is focused on the coal fleet in Illinois. And then as it relates to maintenance breakouts, this one - just in the presentation? Okay. Then in the Midwest is - maintenance in the Midwest is about $80 million and that you can assume the bulk of that is probably coal.

Ryan Watson :	I’m sorry, could you repeat that? I couldn’t - you kind of went in and out.

Steve Furbacher:	There’s about $80 million of maintenance capex in the plan and that - so you can assume that the bulk of that is directed toward the coal fleet. And then in the Northeast, there’s $40 million in the plan for maintenance and some percentage of that will be Danskammer, but I don’t have - and I don’t have that readily in hand.

Ryan Watson:	Okay. So what was it like - what portion of that maintenance capex is going to the gas portfolio, to the gas part of your business?

Bruce Williamson:	Twenty percent, 10% or 20%.

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Ryan Watson:	Ten or 20 of the maintenance capex, and of course, the Consent Decree is towards coal. Okay.

Steve Furbacher:	That’s correct.

Ryan Watson:	Okay, thank you.

Bruce Williamson:	Okay.

Coordinator:	Thank you. Our next question comes from Clark Orsky from KDP Investment Advisors. Sir, your line is open.

Clark Orsky:	Yeah. I just wanted to get your thoughts on the transaction yesterday with TXU and whether that changes kind of your view on the timing of consolidation in the industry?

Bruce Williamson:	No, I don’t think that it does. You know, I think everybody is still digesting that, you know, transaction and seeing, you know, what does it look like. You know, clearly, there’s a lot of bankers involved with a lot of materials being, you know, shot around on e-mails and things.

You know, it’s - I think it demonstrates that there was some value to be had there and - I mean what it looks like to me is if they - there are really three different lines of business in TXU, there’s a generation business, there’s a wires business, and a retail business.

And, you know, based on some of the materials, it looks like they’re being valued separately and probably a fundamental view that the sum of the value of those independent three pure plays is greater than the combination public

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equity value. I guess that would be the short takeaway that I would have from just having taken a look at the transaction.

You know, we were pretty busy yesterday getting disclosure meetings and Sarbanes-Oxley reviews and 404 reviews and audit committees and things like that. So we didn’t spend a ton of time on TXU yesterday.

Clark Orsky:	Okay, thank you for that.

Bruce Williamson:	There will be a lot of it this week in New York at the UBS conference and with the investor meetings that we have.

Clark Orsky:	Thanks.

Bruce Williamson:	Okay.

Coordinator:	Thank you. And our last question comes from Lasan Johong from RBC Capital Markets. Sir, your line is open.

Bruce Williamson:	Hi, Lasan.

Lasan Johong:	Hi, Bruce. When we talk about the coal-fired generation development program for LS Power, obviously, yesterday, TXU came out and said, we’re going to cancel eight out of 11 power plants and, you know, environmentally so are racking up a storm on C02 stuff. Has any of this changed your thinking on the development program for LS Power’s coal fleet?

Bruce Williamson:	Obviously, like I said on the previous call, I mean this is all within the last day but, you know, and also on the call - the question from Andy, you know, none of the development that LS has is set in stone that - much like the TXU

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announcements when they came out and said, well, we’re going to build, you know, this many, you know, conventional pulverized coal facilities.

LS has always taken a very opportunistic, you know, very local direction when it came to development. And so they would look at each of the markets and the development potential where they see the opportunity or the need for some additional power generation assets.

And in talking with Jason just in the last day, you know, what they seek to do is to build whatever the markets would want to see built in those particular regions. And like I said, with the exception of Plum Point which is under construction and has contracts and joint owners, you know, there’s nothing cast in stone or equipment already ordered or things like that.

So they like to work with the local munis and coops and get their support, get the community support, and determine what is the best type of asset to be built in a particular region. And, you know, from there I think they’ve demonstrated in their history that they can build gas-fired assets, they can build coal-fired assets, they could look at a variety of different things. And it’s nice to have that skill set in the joint venture.

Lasan Johong:	Do you have a view on C02?

Bruce Williamson:	I think it’s clearly becoming a more important issue. You know, fundamentally, you know, the big question I think that still is out there is how is the carbon going to be captured? It’s nice to talk about that, you know, everybody should build a particular new technology type of plant but the carbon capture hasn’t been done. And so it’s difficult to balance that off and also say there are markets that need additional sources of supply because supply and demand is getting awfully tight in several regions. And I think

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consumers are going to have to balance a little bit between the need for energy or their desire for energy and the environmental initiatives.

Lasan Johong:	Do you have a preference for a type of legislation?

Bruce Williamson:	Not at this time.

Lasan Johong:	Thank you.

Bruce Williamson:	Okay. Before ending this morning’s call, I’d like to briefly mention a few of our upcoming events. We’ll be filing the Dynegy Form 10-K either later today or tomorrow.

We plan to be in New York as I mentioned later this week to be with investors and then to present at the UBS Natural Gas and Electric Utilities Conference on March 1st. Holli will be in New York to participate in the Morgan Stanley Global Electric and Energy Conference on March 14th. And we’ll follow that up by presentations here in Houston at the Merrill Lynch Texas Power and Gas Day on March 20th. Finally, I would like to remind all of you of the special shareholder meeting on March 29th.

Shareholders of record of January 29th, the record date, will receive a proxy where you will be asked to vote for the Dynegy/LS Power combination. In order for the power - Dynegy/LS Power combination to be completed, we must receive affirmative votes from at least two-thirds of our outstanding Class A shares. This is a very important final step in our proposed combination with LS Power and we would ask all of you to vote for the transaction and to vote now.

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Thank you again for your time this morning and your continued interest in Dynegy. I look forward to seeing some of you in New York later this week and in Houston later this month at the upcoming investor conferences.

END

Certain statements included in this transcript are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning Dynegy’s proposed combination with LS Power, including the anticipated benefits of the proposed combination, expected synergies and anticipated future financial operating performance and results; and statements concerning Dynegy’s commercial sales strategy, future growth opportunities, and estimated financial results for 2007. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings estimates, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Some of the key factors that could cause actual results to vary materially from those estimated, expected or implied include: changes in commodity prices, particularly for power and natural gas; the effects of competition and weather on the demand for Dynegy’s products and services; the impact of Dynegy’s commercial strategy; the availability, ability to consummate, and effects of growth opportunities for Dynegy’s power generation business; obtaining shareholder approval required for the LS Power combination; the ability to integrate the operations of Dynegy and LS Power; the condition of the capital markets generally and Dynegy’s ability to access the capital markets as and when needed; operational factors affecting Dynegy’s assets, including safety efforts, scheduled maintenance and blackouts or other unscheduled outages; Dynegy’s ability to transport and maintain fuel inventories, including coal and fuel oil; Dynegy’s ability to fund the projects mandated by the Baldwin consent decree; uncertainties regarding environmental regulations, litigation and other legal or regulatory developments affecting Dynegy’s businesses; and Dynegy’s ability to successfully complete its exit from the Customer Risk Management business and fund the costs associated with this exit. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on
Form 10-K for the year ended December 31, 2006, and its Current Reports, which are available free of charge on the SEC’s web site at www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this transcript to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

Dynegy and Dynegy Acquisition, Inc. have filed a proxy statement/prospectus with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction. Investors and security holders may obtain a copy of the proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov, and on Dynegy’s web site at www.dynegy.com. The materials may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus and other relevant documents filed with the SEC as they become available.